As filed with the Securities and Exchange Commission on September 4, 2009
Registration No. 333-19149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Validus Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
Validus Ltd.
19 Par-La-Ville Road
Hamilton HM 11, Bermuda
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
IPC Holdings, Ltd. Stock Option Plan
(Full title of the plan)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert F. Kuzloski, Esq.	John Schuster, Esq.
Senior Vice President and	Cahill Gordon & Reindel llp
Assistant General Counsel	80 Pine Street
Validus Holdings, Ltd.	New York, New York 10005
19 Par-La-Ville Road	(212) 701-3000
Hamilton HM 11, Bermuda
(441) 278-9000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     On December 31, 1996, IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), filed a registration statement on Form S-8 (File No. 333-19149) (the “Registration Statement”), with the Securities and Exchange Commission with respect to a total of 277,500 common shares, par value $0.01 per share, of IPC (“IPC Shares”), issuable under the IPC Holdings, Ltd. Stock Option Plan.
     On September 4, 2009, IPC amalgamated with Validus Ltd., a wholly owned subsidiary of Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), (the “Amalgamation”) pursuant to the Agreement and Plan of Amalgamation, dated as of July 9, 2009, between IPC, Validus and Validus Ltd. (the “Amalgamation Agreement”). The name of the combined entity is “Validus Ltd.” Upon closing of the Amalgamation, Validus Ltd.’s board of directors continued to consist of the directors serving on the board of directors of Validus Ltd. before the Amalgamation, and the officers of Validus Ltd. before the Amalgamation continued to constitute the officers of Validus Ltd.
     Pursuant to the undertaking made by IPC in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on September 4, 2009.

Validus Ltd

By: Name:	/s/ Joseph E. (Jeff) Consolino Joseph E. (Jeff) Consolino
Title:	Chief Financial Officer
and Executive Vice President
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Noonan Name: Edward J. Noonan	Chief Executive Officer (Principal Executive Officer) and Director	September 4, 2009

/s/ Joseph E. (Jeff) Consolino Name: Joseph E. Consolino	Chief Financial Officer, Executive Vice President (Principal Financial Officer and Principal Accounting Officer) and Director	September 4, 2009

/s/ George P. Reeth Name: George P. Reeth	Director	September 4, 2009

/s/ Stuart W. Mercer Name: Stuart W. Mercer	Director	September 4, 2009

/s/ C. Jerome Dill Name: C. Jerome Dill	Director	September 4, 2009

/s/ Conan M. Ward Name: Conan M. Ward	Director	September 4, 2009

Signature	Title	Date

/s/ Donald J. Puglisi Name: Donald J. Puglisi,	Authorized Representative in the United States	September 4, 2009
Puglisi & Associates